Exhibit 4.26

SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED

Floor 4, Building 1, No. 311, Yanxin Road

Huishan District, Wuxi

Jiangsu Province, PRC 214000

13 Dec, 2024

Dear Peng Wang

We are pleased to confirm the compensation for your service as a director of the Board of Skillful Craftsman Education Technology Limited (the “Company”) to from October 1, 2024 to Sep 30, 2025.

Position: Director

Location: Shenzhen, China

Total Compensation Package:

Base Salary: An annually base salary of 60,000 USD. Base salaries are reviewed annually.

Equity Grant: You will be granted 90,000 ordinary shares of the Company that are not registered with SEC and will be vested on September 1, 2025, subject to your remaining in the continuous service of the Company or its affiliates on such date. Upon the vesting of such shares, the Company shall issue the shares to you promptly following the vesting date to which the shares are subject, but in no event later than 60 days following such date.

Responsibilities:

As our Director, you will report to the Board and be responsible for providing visionary leadership, strategic direction, and overseeing the overall operations of the company. Your key responsibilities will include but are not limited to:

-	Developing and implementing a comprehensive business strategy.
-	Leading cross-functional teams to drive company goals.
-	Fostering a culture of innovation, collaboration, and excellence.
-	Ensuring compliance with industry regulations and ethical standards.
-	Building and maintaining relationships with stakeholders.

We believe that your leadership and expertise will contribute to our company’s continued success and growth. You will play a vital role in shaping the financial strategy and driving our company’s financial performance.

If you accept the compensation package listed above, please sign below.

Sincerely,

Bin Fu	Peng Wang
Chairman of the Board	Director

Shaowei Zhang
Chairman of the Compensation Committee

Tel: (86) 0510 81805788

Floor 4, Building 1, No. 311, Yanxin Road

Huishan District, Wuxi

Jiangsu Province, PRC 214000